Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to us under the heading “Experts” in the prospectus. Our report refers to a change in the method of accounting for revenue recognition in 2018 due to the adoption of the Accounting Standard Codification Topic 606, Revenue from Contracts with Customers.

/s/ KPMG LLP

Reading, United Kingdom

August 30, 2019